Exhibit 10.1

April 4, 2011

Dear Jeffrey:

This letter agreement sets forth the terms of employment of Jeffrey P. Foster (“you”) with U-Store-It Trust (“we,” “us” or the “Company”).  Capitalized terms not otherwise defined in the sections of this letter agreement in which such terms first appear have the meanings assigned to them in Section 13.g below.

1.                                       Position; Performance of Duties.  During the term of your employment with us, you will serve as our Senior Vice President and Chief Legal Officer.  You shall faithfully perform for us the duties of your office and position and such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by our Board of Trustees (the “Board”).

2.                                       Annual Salary.  During the term of your employment with us, we will pay you a base salary at the rate of $255,000 per year (the “Annual Salary”), in accordance with our customary payroll practices applicable to senior executives generally.  The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee of the Board, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this letter agreement.

3.                                       Bonus Eligibility.  During the term of your employment with us, in addition to the Annual Salary, you will be eligible to participate in (a) any formal annual bonus plan established by the Compensation Committee for all executive officers in its sole and absolute discretion (the “Annual Bonus Plan,” and amounts paid thereunder are referred to as an “Annual Bonus”) and (b) any formal long-term bonus or incentive plans established by the Compensation Committee for all executive officers in its sole and absolute discretion (the “Long-Term Bonus Plans,” and amounts paid thereunder are referred to as “Long-Term Bonus”).  The Annual Bonus Plans and the Long-Term Bonus Plans are referred to as the “Bonus Plans.”  You may be awarded such restricted shares, share options and other equity-based awards under the Company’s equity compensation plans (“Equity Awards”) as the Compensation Committee determines to be appropriate in its sole discretion.

4.                                       Additional Employment Benefits.  During the term of your employment with us:

a.                                       you will be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to similarly situated senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that you are eligible under the terms of such plans or programs;

b.                                      we will maintain customary liability insurance for trustees and officers and list you as a covered officer;

c.                                       you will be entitled to vacation of four (4) weeks per year;

d.                                      we will provide you an allowance for the use of an automobile (including the payment of vehicle insurance) in accordance with our policy in effect from time to time or, at our option, in lieu of providing such allowance, we will provide you with an automobile of suitable standard to your position; and

e.                                       we will pay or reimburse you for all ordinary and reasonable out-of-pocket business expenses actually incurred (and, in the case of reimbursement, paid) by you during your employment with us pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as you provide proper documentation establishing the amount, date and business purpose of the expenses (out-of-pocket business expenses shall include, without limitation, the costs and expenses required to maintain your bar membership and continuing legal education requirements in the states where you are presently licensed and in any other states for which we request your bar admission).

5.                                       Termination of Employment.  Your employment with us is “at-will” and we may terminate your employment at any time, for any reason or for no reason, and you may terminate your employment with us at any time and for any reason or for no reason.  Except as set forth in Sections 6, 7, 8 or 9, upon termination of your employment with us, whether by us or by you, we shall have no further obligations to you and you shall have no further rights hereunder (except as provided in Section 13.k).

6.                                       Termination upon Death or Disability.  If you die during your employment with the Company, the obligations of the Company to or with respect to you shall terminate in their entirety except as otherwise provided under this Section 6.  If you become eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right to terminate your employment on account of such disability (“Disability”) upon notice in writing to you.  Upon death or termination of your employment by virtue of Disability (i) you (or your estate or beneficiaries in the case of your death) shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary earned and accrued under this letter agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this letter agreement prior to the Effective Date of the Termination (and reimbursement under this letter agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) your target annual bonus for the fiscal year of your death or Disability and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365, such amount to be paid to you (or your estate or beneficiaries in the case of your death) within 30 days of the Effective Date of Termination; (ii) all Equity Awards held by you shall become fully vested and exercisable; and (iii) this letter agreement shall otherwise terminate upon the Effective Date of the Termination and you shall have no further rights hereunder (except as provided in Section 13.k).

7.                                       Rights and Obligations upon Termination of Employment Without Cause or Resignation for Good Reason other than within One Year following a Change of Control.  If (a) we terminate your employment at any time without Cause other than during the one-year period following a Change of Control and other than upon your death or for Disability or (b) you terminate your employment with us for Good Reason other than during the one-year period following a Change of Control, then: (i) you shall receive your Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year which has been awarded but not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), such amount to be paid to you within 30 days of the Effective Date of Termination; (ii) you shall receive a cash payment equal to the Basic Severance Payment Amount payable within 30 days of the Effective Date of the Termination; (iii) for 18 months after the Effective Date of the Termination, the Company shall continue medical, prescription and dental benefits to you and/or your family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if your employment had not been terminated; provided, however, that if you become reemployed with another employer and are eligible to receive medical, prescription and dental benefits under another employer provided plan, the medical, prescription and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (iv) for 18 months after the Effective Date of the Termination, the Company shall continue to provide you an allowance for the use of an automobile (including the payment of vehicle insurance) consistent with the allowance in effect immediately prior to your termination or, at our option, in lieu of providing such allowance for such period, we will provide you with an automobile of a standard consistent with that provided to you immediately prior to your termination; and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and you shall have no further rights hereunder (except as provided in Section 13.k).

8.                                       Rights and Obligations upon Termination of Employment Without Cause or Resignation for Good Reason within One Year following a Change of Control.  If (i) a Change of Control occurs at a time when you remain an employee of the Company and (ii) during the one-year period following the Change of Control either (a) the Company or the purchaser or successor thereto (if any) in the transaction that constitutes or gives rise to the Change of Control terminates your employment without Cause and other than upon your death or for Disability or (b) you resign for Good Reason, then (i) you shall receive your Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year which has been awarded but not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x)

your target annual bonus for the fiscal year of the termination of employment and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365, such amount to be paid to you within 30 days of the Effective Date of Termination; (ii) you shall receive a cash payment equal to the CIC Severance Payment Amount payable within 30 days of the Effective Date of the Termination; (iii) for 18 months after the Effective Date of the Termination, the Company shall continue medical, prescription and dental benefits to you and/or your family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if your employment had not been terminated; provided, however, that if you become reemployed with another employer and are eligible to receive medical, prescription and dental benefits under another employer provided plan, the medical, prescription and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (iv) all Equity Awards held by you shall become fully vested and exercisable (notwithstanding anything to the contrary contained in any plan); and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and you shall have no further rights hereunder (except as provided in Section 13.k).

9.                                       Rights and Obligations upon Termination of Employment for Cause.  If we terminate your employment for Cause or you resign and such resignation is not for Good Reason, then, in any such case (i) you shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination, other than Annual Salary and unused vacation earned and accrued under this letter agreement prior to the Effective Date of the Termination and reimbursement under this letter agreement for expenses incurred but not paid prior to such time; and (ii) this letter agreement shall otherwise terminate upon the Effective Date of the Termination, and you shall have no further rights hereunder (except as provided in Section 13.k).

10.                                 Severance and Release.  In the event that your employment is terminated and you receive or are entitled to receive the Basic Severance Payment Amount or CIC Severance Payment Amount or other post-termination benefits, the payment of such benefits is expressly conditioned upon and shall not be made, provided or otherwise available unless and until, you have executed and delivered to the Company a Severance and General Release Agreement in substantially the form attached hereto as Exhibit A.  The Company shall have no post-termination obligations under this letter agreement if the executed release is not received by the Company within 60 days after the Effective Date of Termination.

11.                                 Nature of Payments.  For the avoidance of doubt, you acknowledge and agree that the payments provided for in each of Sections 6, 7, 8 and 9 constitute liquidated damages for termination of your employment.

12.                                 Confidential and Proprietary Information.

a.                                       Confidential Information.  You shall keep secret and retain in strictest confidence, and shall not use for your personal benefit or the benefit of others or directly or indirectly disclose, except as may be required or appropriate in connection with the carrying out of your duties under this letter agreement, all confidential information, knowledge or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by you heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction (the “Confidential Company Information”), except with the Company’s express written consent or as may otherwise be required by law or any legal process.

b.                                      Return of Documents; Rights to Products.  All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the businesses and investments of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.  You shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by you alone or in conjunction with others at any time while employed by the Company.

c.                                       Rights and Remedies upon Breach.  You acknowledge and agree that any breach by you of any of the provisions of this Section 12 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if you breach any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).

13.                                 Other Provisions.

a.                                       Severability.  You acknowledge and agree that you have had an opportunity to seek advice of counsel in connection with this letter agreement.  If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this letter agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

b.                                      Enforceability; Jurisdictions.  The Company and you intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of the State of Maryland and the Commonwealth of Pennsylvania.  If any court holds the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and you that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

c.                                       Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

If to the Company, to:	U-Store-It Trust 460 E. Swedesford Road, Suite 3000 Wayne, PA 19087 Attn: President and Chief Investment Officer Facsimile: (610) 293-5720

with a copy to:	Pepper Hamilton, LLP 3000 Two Logan Square Philadelphia, PA 19103 Attn: Michael H. Friedman Facsimile: (215) 981-4750

If to you, to the address set forth in the records of the Company.

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

d.                                      Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.  No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

e.                                       No Duty to Mitigate.  You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event you do mitigate.

f.                                         Six Month Delay of Certain Payments.  In the event the payment of any amounts payable pursuant this Agreement within six months of the date of your Separation from Service would cause you to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following your Separation from Service (the “Earliest Payment Date”).  If this provision becomes applicable, payments that would have been made prior to the Earliest Payment Date in the absence of this provision will be paid as a lump sum on the Earliest

Payment Date and the remaining severance benefits or other payments will be paid according to the schedule otherwise applicable to the payments.

g.                                      Definitions.  The following terms have the meanings assigned to them below:

(1)                                  “Basic Severance Payment Amount” means 1.20 times the sum of: (i) the Annual Salary (as in effect on the effective date of such termination) and (ii) the greater of (a) average of the two previous Annual Bonuses received by you and (b) your target annual bonus for the fiscal year of the termination of employment.

(2)                                  “Cause” means: (a) your conviction for (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude; (b) your commission of an act of fraud, theft or dishonesty related to the business of the Company or its affiliates or the performance of your duties with us; (c) your willful and continuing failure or habitual neglect to perform your duties with us, except as the Result of a Disability; (d) any material violation by you of the covenants contained in Section 11 of this letter agreement; or (e) your willful and continuing material breach of this letter agreement.  For purposes of this definition of Cause and whether a termination of your employment is for Cause, no act, or failure to act, by you shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its subsidiaries.  Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (c), (d) or (e) above, you shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if you do so, such event or condition shall not constitute Cause hereunder.

(3)                                  “Change of Control” has the meaning given to it in the Company’s Amended and Restated 2007 Equity Incentive Plan.

(4)                                  “CIC Severance Payment Amount” means 2.99 times the sum of: (i) the Annual Salary (as in effect on the effective date of such termination) and (ii) the average of the two previous Annual Bonuses received by you.

(5)                                  “Disability” means, when used to describe termination of your employment, that your employment has been terminated after you have become eligible for disability benefits under the Company’s long-term disability plans and arrangements (or if none apply, would have been so eligible under the most recent plan or arrangement of the Company).

(6)                                  “Effective Date of Termination” means the date on which a notice of termination or resignation is given or any later date (within thirty (30) days after the giving of such notice) set forth in the notice of termination or resignation as the last day of your employment.

(7)                                  “Good Reason” means, unless otherwise consented to by you: (a) the material reduction of your authority, duties and responsibilities, or the assignment to you of duties materially and adversely inconsistent with your position or positions with the Company and its subsidiaries; (b) a material reduction in your Annual Salary; (c) the failure by the Company to obtain an agreement from any successor to the business of the Company to assume and agree to perform this letter agreement; (d) a requirement by the Company that your work location be moved more than fifty (50) miles from the Company’s office where you work effective as of the date of this letter agreement, unless the relocation results in the work location being closer to your residence; or (e) the Company’s material and willful breach of this letter agreement.  Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason under clause (a), (b), (d) or (e) above, the Company shall have 30 days from the date on which you give the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.  Further, an event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

(8)                                  “Separation from Service” means a “separation from service” as defined in Section 1.409A 1(h) of the Treasury Regulations; provided that in applying Section 1.409A 1(h)(1)(ii) of the Treasury Regulations, a Separation from Service shall be deemed to occur if the Company and you reasonably anticipate that the level of bona fide services that you will perform for the Company (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by you for the Company (whether as an employee or as a independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Company if you have been providing services to the Company for less than 36 months).  In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A 1(h)(4) of the Treasury Regulations) whether you will be considered to experience a Separation from Service for purposes of Section 1.409A 1(h) of the Treasury Regulations.

h.                                      Termination of Prior Employment Letter Agreement; Entire Agreement.  The Company and you acknowledge and agree that the employment letter agreement dated January 9, 2009 (the “Prior Agreement”) is hereby terminated by mutual consent and neither the Company nor you shall have any continuing obligation to the other pursuant to the terms of the Prior Agreement.  This Agreement, together with the exhibits hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either) with respect to the subject matter hereof.

i.                                          Waivers and Amendments.  This letter agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

j.                                          Assignment.  This letter agreement, and your rights and obligations hereunder, may not be assigned by you; any purported assignment by you in violation hereof shall be null and void.  In the event of any merger, consolidation or restructuring of the Company, the Company may assign this Agreement and its rights hereunder to any successor.

k.                                       Survival.  Anything contained in this letter agreement to the contrary notwithstanding, the provisions of Section 12 and Section 13 (to the extent necessary to effectuate the survival of Section 12 and Section 13) shall survive termination of this letter agreement and any termination of your employment hereunder.

l.                                          Binding Effect.  This letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

m.                                    Governing Law.  This letter agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

n.                                      Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement

Each of the undersigned confirms that this letter agreement reflects his or its understanding as to the matters set forth above.

Sincerely,

U-Store-It Trust

By:	/s/ Christopher P. Marr
Name:	Christopher P. Marr
Title:	President and Chief Investment Officer

Accepted:

/s/ Jeffrey P. Foster
Jeffrey P. Foster

EXHIBIT A

SEVERANCE AND GENERAL RELEASE AGREEMENT

This agreement made and entered into between U-Store-It Trust (the “Company”) and                            (the “Executive”);

WHEREAS, the Executive has been employed by the Company since                           , 2009 and executed an employment letter agreement dated               , 2011 (the “Employment Letter Agreement”) with the Company that replaced in its entirety the employment letter agreement dated January 9, 2009;

WHEREAS, the Executive’s employment with the Company has been terminated under the Employment Letter Agreement, effective                           ;

WHEREAS, pursuant to the Employment Letter Agreement, the Company has expressed its willingness to provide a [Severance Payment] and/or other post-termination benefits (as specifically set forth in the Employment Letter Agreement, the “Termination Benefits”), in connection with such termination, upon the terms set forth herein;

WHEREAS, pursuant to the Employment Letter Agreement, the Executive has agreed to accept those benefits upon the terms set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.             The recitals set forth above are true and accurate.

2.             As a material inducement to Executive to enter into this Agreement, the Company will provide the Executive with the Termination Benefits in accordance with the terms and conditions of the Employment Letter Agreement, to be paid in the form of regular payroll checks and from which the Company will make all applicable withholding.  The Executive acknowledges that he is not entitled to receive the Termination Benefits unless he executes and does not revoke this Severance and General Release Agreement (the “Agreement”).

3.             This Agreement is not and shall not be construed as an admission by the Executive of any fact or conclusion of law.  Likewise, this Agreement is not and shall not be construed as an admission by Company of any fact or conclusion of law.  Without limiting the general nature of the previous sentences, this Agreement shall not be construed as an admission that the Executive, or the Company, or any of the Company’s officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

4.             The Executive represents and warrants that he has no personal knowledge of any practices engaged in by the Company that is or was a violation of any applicable state law or regulations or of any federal law or regulations.  To the extent that the Executive has knowledge of any such practices, the Executive represents and warrants that the Executive already has notified the Company in writing of such alleged practices.

5.             The Executive represents and warrants that he has not filed any other complaint(s) or charge(s) against the Company with the EEOC or the state commission empowered to investigate claims of employment discrimination or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against the Company on behalf of the Executive, the Executive will request such agency or court to withdraw from the matter, and the Executive will refuse any benefits derived therefrom.  This Agreement will not affect the Executive’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the EEOC regarding matters which arose after the date of this Agreement and which are not the subject of this Agreement.

6.             The Executive hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, parent companies, and related entities, and each of the Company and its affiliates’ successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claims”), which the Executive now has, or claims to have, or which the Executive at any time heretofore had, or claimed to have, against each or any of the Released Parties.  The definition of Claims also specifically encompasses all claims of under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Age Discrimination in Employment Act of 1967, as amended, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, as well as all claims under state law provided under other applicable state law or local ordinance concerning the Executive’s employment.  This Agreement further specifically encompasses all claims related to compensation, benefits, incentive packages, or any other form of compensation the Executive may or may not have received during his employment.

7.             The Executive agrees that he forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that he presently has or might in the future have with the Company and its successors and assigns.  The Executive agrees that he will not seek employment with the Company and its successors and assigns in the future.

8.             If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.  If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  No waiver of any terms of conditions of this Agreement or any part of the Agreement shall be deemed a waiver of any other terms and conditions of this Agreement or with any later breach of this Agreement.

9.             The Executive agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, arising out of the Executive’s breach of this Agreement or the fact that any representation made by him herein was false when made.

10.           In the event of any breach of this Agreement or Section 11 of the Employment Letter Agreement by the Executive, the Company shall be entitled to immediately cease payment of the Termination Benefits in addition to any other remedy it may have.  Both parties understand and agree that should either of them breach any material term of this Agreement, the non-breaching party can institute an action to enforce the terms of this Agreement.  If legal action is commenced to enforce any provision of this Agreement, the substantially prevailing party in such action shall be entitled to recover its attorneys’ fees and expenses through any and all trial courts or appellate courts, in addition to any other relief that may be granted.

11.           The Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim or any portion thereof or interest therein.

12.           The Executive represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13.           The Executive further agrees that he will not disparage the Company, its business, its employees, officers or agents, or any of the Company’s affiliates or related entities in any manner harmful to their business or business reputation.  The Executive and the Company agree to keep the matters contained herein confidential.  The Executive will not discuss this agreement with any current or former employee(s) of the Company.  This clause shall not prevent the Executive from communicating confidentially with his attorney(s) or immediate family members, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.  Likewise, the Company agrees not to disparage the Executive or otherwise make any negative statement about the Executive, in writing, orally, or otherwise, in connection with the matters or claims released herein and expressly including, but not limited to, matters related to the Executive’s employment with the Company.  This clause shall not prevent the Company from communicating confidentially with its attorney(s), officers, or directors of the corporation, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.

14.           This Agreement shall be binding upon the Company, the Executive and their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

15.           All terms not defined herein shall have the meanings set forth in the Employment Letter Agreement.

16.           This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Maryland.

17.           This Agreement sets forth the entire agreement between the parties hereto.  Any modification, amendment or change to this Agreement must be made in writing and signed by both parties.

The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.  The Executive acknowledges that the Executive has been given a period of twenty-one (21) days within which to consider this Agreement.  The Executive further acknowledges that this Agreement may be revoked by the Executive at any time during the seven (7) day period beginning on the date that the Executive has signed this Agreement by providing written notice of revocation to:  [insert name and address of Company official to whom written notice of revocation must be delivered].  This Agreement shall not become effective if the Executive revokes the Agreement during this 7-day period and will not become effective otherwise until after expiration of the 7-day period.  The Executive shall not be entitled to receive any Termination Benefits under this Agreement or otherwise until the expiration of the revocation period.

[Signatures on Following Page]

U-STORE IT TRUST

/s/
Date	Name:
Title:

EXECUTIVE

/s/
Date	Name:	Jeffrey P. Foster